Exhibit 107

Calculation of Filing Fee Tables

Form S-1

 (Form Type)

Austin Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Shares, without par value (1)	Rule 457(g)	—	—	15,019,000(2)(3)	0.0000927	$1,392.26
Fees Previously Paid	Equity	Underwriter Warrants(5)	Rule 457(g)	—	—	(6)		—
Fees Previously Paid	Equity	Common Shares underlying Underwriter Warrants, without par value(1)	Rule 457(o)	—	—	$1,156,463(7)	0.0000927	$107.20
	Total Offering Amounts					$16,175,463		$1,499.47
	Total Fees Previously Paid							$3,665.72(11)
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00(8)

(1)	Pursuant to Rule 416 under the Securities Act the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 based on the proposed maximum aggregate offering price.
(3)	Includes the aggregate offering price of additional shares to purchase shares that the underwriters have the option to purchase, if any. See “Underwriting.”
(4)
(5)	The Registrant has agreed to issue to the underwriter warrants to purchase up to 7% in the aggregate of our common shares (the “Underwriter Warrants”) to be issued and sold in this offering. The Underwriter Warrants are exercisable for a price per share equal to 110% of the public offering price.
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $1,156,463, which is equal to 110% of $1,051,330 (7% of $15,019,000).
(11)	The Registrant previously paid a fee of $1,497.57 with the filing of its initial S-1 on October 21, 2021, a fee of $299.10 with the filing of Amendment No.1 on November 9, 2021, a fee of $269.97 with the filing of Amendment No. 2 on January 4, 2021, a fee of $1,599.08 with the filing of Amendment No. 4 on February 11, 2022. There is no balance remaining.